                                                                  EXHIBIT 10.25

                                THIRD AMENDMENT

THIRD AMENDMENT TO THE LEASE AGREEMENT EXECUTED BY AND BETWEEN ARENA TOWER II CORPORATION ("LANDLORD"), AND MEMBERWORKS INCORPORATED ("TENANT"), FOR LEASED PREMISES DEFINED AS SUITE 2000 AND 1990, ARENA TOWER II, 7324 SOUTHWEST FREEWAY, HOUSTON, HARRIS COUNTY, TEXAS; and

        WHEREAS, the original lease agreement executed February 12, 1996, further amended on July 3, 1996 to evidence an expansion and on January 24, 1997 to evidence the name change and a further expansion (the "Lease"), was executed by and between Arena Tower II Corporation, as Landlord (herein referred to as "Lessor"), and CardMember Publishing Corporation, now known as MemberWorks Incorporated, as Tenant (herein referred to as "Lessee"), pertaining to Suite 2000 and 1990 (the "Leased Premises") consisting of approximately 32,191 rentable square feet, located at 7324 Southwest Freeway, Houston, Harris
County, Texas; and

        WHEREAS Landlord is the current Lessor, as present owner of the Property and Lessor and Lessee desire to amend the Lease to evidence an expansion consisting of approximately 4,977 square feet, known as Suite 1920 located on the 19th floor of Arena Tower II on November 1, 1997 and an expansion of approximately 3,463 square feet, known as Suite 1940 located on the 19th floor of Arena Tower II on April 1, 1998.

        NOW THEREFORE, for good and valuable consideration, the parties hereto agree that the Lease is hereby amended as follows:

COMMENCEMENT DATE OF EXPANSION PREMISES: As used herein, "Commencement Date of Preferential Right Space" means the earlier of: (a) the date Tenant's leasehold improvements are substantially complete (or the date certified to by Landlord that said leasehold improvements would have been substantially completed except for delays due on the part of Tenant, its agents or contractors, including without limitation any delays which constitute Tenant Delays as defined in the Lease Agreement; or (b) November 1, 1997 for Suite 1920 and April 1, 1998 for Suite 1940. Notwithstanding the foregoing, if Tenant occupies all or any part of the Premises for its intended use by Tenant's employees (installation of furniture is not considered occupancy) prior to (a) or (b) above, the Commencement Date shall be the date of such occupancy. The Commencement Date of Preferential Right Space, Expiration Date and commencement of installments of Base Monthly Rent or Additional Rent shall not be postponed or delayed as a result of any Tenant Delay as defined in the Lease.

PREMISES & TERM: Pursuant to the Lease Agreement Section 17.18, Additional Provisions, Expansion Option & Recurring Preferential Right, Lessee has the preferential right to expand the Leased Premises on the 19th floor into a portion of said amount of space equaling 8,440 square feet of Net Rentable Area.

Therefore, Section 1.01 of the Lease Agreement is hereby amended to reflect Lessee's exercise of its Preferential Right for Suite(s) 1920 and 1940 consisting of approximately 8,440 square feet, thus increasing the Premises from 32,191 to 37,168 square feet, per attached Exhibit "A", commencing on or about November 1, 1997 and expiring on the expiration date of the Lease Agreement and furthermore increasing the Premises from 37,168 to 40,631 square feet, per attached Exhibit "A" commencing on April 1, 1998 and expiring on the expiration date of the Lease.

Tenant has exercised its Expansion Option as provided for in the Lease Agreement and the Recurring Preferential Right, as defined in Section 17.18 of the Lease Agreement, shall continue to be in effect upon execution of this Third Amendment.

BASE MONTHLY RENT: The base monthly rental shall be increased to reflect a Base Monthly Rent of $38,716.67 commencing on November 1, 1997 through March 31, 1998, then $42,323.96 for the period of April 1, 1998 through July 31, 2006.

TENANT IMPROVEMENTS: Lessor agrees to provide Lessee with a Tenant Improvement Allowance in accordance with the allowance formula illustrated in the second paragraph of the Lease Agreement (Section 17.18, paragraph 8). The formula illustrates an allowance for Suite 1920, of $11.02 per square foot for additional space commencing on November 1, 1997 but will be adjusted based upon the actual commencement date of the Preferential Right Space and an allowance, for Suite 1940, of $10.04 per square foot for additional space commencing on April 1, 1998 but will be adjusted based upon the actual commencement date of the Preferential Right Space. Lessor agrees Lessee has the right to contract directly with the general contractor for the construction of the Preferential Right Spaces. Lessee shall be responsible for all costs of the improvements (including architectural and engineering costs necessary to complete the improvements), notwithstanding however, upon completion of the improvements Lessee may submit to Lessor a correct invoice from the general contractor indicating the full extent of the work performed. Within fifteen (15) days of receipt of such invoice from the general contractor, Lessor shall pay to Lessee the Tenant Improvement Allowance amount of such as determined in accordance with the above mentioned formula based upon the date of substantial completion or occupancy of the Preferential Right Spaces by Tenant, whichever is first. Lessor and Lessee will select a mutually agreeable general contractor in accordance with the third paragraph of Exhibit "C" of the Lease Agreement for making improvements according to approved plans. The mechanical, electrical and plumbing contracts shall be paid as part of the general contractor's contract. No payments will be made to the general contractor by Lessor.

PARKING: Landlord shall provide Tenant up to eighty-seven (87) additional unreserved parking spaces at $25.00 per month for each space and up to ten (10) reserved parking spaces at $50.00 per month for each space, in the parking garage in locations which Landlord may designate, from time to time. It is understood that such spaces shall be provided for the term of the Lease in addition to those previously provided for in the Lease. Tenant shall pay for such spaces actually utilized on a monthly basis as Rent.

TERMINATION OPTION: It is expressly understood that Tenant shall have the right to terminate this Amendment along with the Lease Agreement in accordance with the Termination Option as identified in Section 17.18 of the Lease Agreement.

RELOCATION OF EXISTING TENANT: It is expressly understood that Tenant shall not be responsible for any relocation costs of the existing tenant in Suite 1940, if such are required.

Except as amended herein, all terms and conditions shall remain in full force and effect according to the Lease.

                   Executed on the 23rd day of July 1997.

                                        TENANT:
                                        MEMBERWORKS INCORPORATED

                                        BY: /s/ Steven H. Levenherz
                                            --------------------------------
                                                STEVEN H. LEVENHERZ

                                        LANDLORD:
                                        ARENA TOWER II CORPORATION

                                        BY: /s/ Larry Wong
                                            --------------------------------
                                                LARRY WONG, PRESIDENT

Arena Tower 2                                                           LEVEL 19

                                                      UPDATE: September 27, 1995


                                  [FLOOR PLAN]



Harry Gendel Architects


Suite 1905
 1369 sq. ft.

Suite 1920
 3608 sq. ft.

Suite 1940
 3463 sq. ft.

[SCALE ILLUSTRATION]